PREMIER WEALTH MANAGEMENT COMPLETES SETTLEMENT WITH
PROTRUST FINANCIAL SERVICES

CYPRUS - (BUSINESS WIRE) - October 22, 2007 - Premier Wealth Management, Inc. (OTCBB:PWMG), formerly known as Tally-Ho Ventures, Inc., today announced that the Company has completed a Settlement Agreement with Protrust Financial Services (“Protrust”).

On August 4, 2007, Premier acquired Protrust Private Clients SA (now known as Master Trust) from Protrust for total consideration of $2 million in cash; a promissory note in the amount of $3 million; and 1.5 million shares of Premier’s restricted common stock together with a Put Option on this stock at $2.00 per share.

On November 15, 2006, Premier and Protrust signed a letter agreement providing for the mechanism by which Premier would pay the promissory note, however, Premier acknowledges that it has not complied with the terms of the letter agreement. In addition, the 1.5 million shares were subject to a Put Option Deed, whereby, at any point in 2007, Protrust was able to require Premier to purchase the shares from Protrust at a fixed price of US$2.00 per share. Further, under an associated Share Pledge Agreement, any liabilities of Premier to Protrust under the promissory note and put option were secured by a pledge over 100% of the shares of Master Finance Holdings SA. Under its terms, the Pledge was enforceable on default by Premier of its payment obligations, which included a failure to pay any amount owed to Protrust under the put option which arose or was subsisting after August 4, 2007.

On July 12, 2007, Protrust served a notice to Premier exercising its right to require Premier to purchase the 1.5 million shares for $3 million. However, Premier notified Protrust that it was unable to fulfill this obligation. Consequently, Protrust enforced the pledge by selling all of the pledged shares in Master Finance by public auction on October 4, 2007 for €100. At the date of the Settlement Agreement, Premier owed Protrust a total of $5,079,859 comprised of $180,000 for expenses incurred by Protrust in the enforcement of its rights under the put option, promissory note, auction and preparation and execution of the Settlement Agreement; $1.9 million under the promissory note; and $3 million under the put option minus the €100 realized at auction.

In accordance with the Settlement Agreement, dated October 22, 2007, Premier has agreed to pay Protrust $1 million on or before November 9, 2007; $1 million on or before November 30, 2007; and $1 million on or before December 31, 2007. In addition, Premier is obliged to enter into a pledge within five days of receiving from Protrust the form of such pledge, granting a first charge over the shares of Master Trust to Protrust, in order that Protrust can force the sale of Master Trust in the event that Premier fails to fulfill any of its obligations under the Settlement Agreement (other than the final $1 million payment) and apply any proceeds against the outstanding monies owed to Protrust.

Nigel Gregg CEO of Premier stated that he is pleased that Premier has reached a settlement with Protrust . “We are now in a position to concentrate all of our resources on immediate revenue generating opportunities. The forced sale of Master Finance precipitated a position that had been previously agreed to by the Board, providing for the disposal of Master Finance.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
Daniel Conway, Chief Strategist, 407-585-1080 or via email at PWMG@efcg.net